®

PRESS RELEASE

www.inhibitex.com

FOR IMMEDIATE RELEASE

INHIBITEX REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS AND HIGHLIGHTS

ATLANTA, GA – November 7, 2008 — Inhibitex, Inc. (NASDAQ: INHX) today announced its financial results for the third quarter ended September 30, 2008.

“We continued to perform in line with our near-term operational and financial goals during the third quarter” stated Russell H. Plumb, President and Chief Executive Officer of Inhibitex, Inc. “We are particularly pleased that, based on favorable safety and pharmacokinetic data from our single ascending dose trial of FV-100, the FDA agreed to the expansion of our Phase I program to evaluate the safety and pharmacokinetics of FV-100 in individuals over the age of 65, who comprise a significant portion of shingles patients. We look forward to completing our expanded Phase I program and advancing FV-100 into a robust Phase II proof of concept trial in shingles patients in the first quarter of 2009. Further, we continue to make substantial progress towards our goal of identifying a lead candidate from our HCV nucleoside polymerase inhibitor program around year end.”

Third Quarter 2008 Financial Results

As of September 30, 2008, the Company reported that it held $36.8 million in cash, cash equivalents and short-term investments.

The Company reported a net loss for the third quarter of 2008 of $4.0 million, as compared to a net loss of $36.1 million for the third quarter of 2007. Basic and diluted net loss per share was $0.09 for the third quarter of 2008 as compared to $1.12 for the third quarter of 2007. The significant decrease in net loss and net loss per share in the third quarter of 2008 was principally due to a non-cash, in-process research and development charge of $32.6 million the Company recorded in the third quarter of 2007 in connection with its acquisition of FermaVir Pharmaceuticals, Inc., a slight increase in revenues and a slight decrease in general and administrative expense, offset in part by an increase in research and development expenses associated with the clinical development of FV-100 and the preclinical development of its HCV nucleoside polymerase and HIV integrase inhibitors and a decrease in net interest income in 2008.

Revenue for the third quarter of 2008 was $0.8 million as compared to $0.7 million for the third quarter of 2007. The increase in revenue in 2008 was the result of higher periodic research-associated support fees recognized by the Company related to an existing license and development agreement.

Research and development expense for the third quarter of 2008 was $3.5 million, as compared to $35.8 million in the third quarter of 2007. The $32.3 million decrease in 2008 was largely the result of a non-cash, in-process research and development charge of $32.6 million and to a much lesser extent, an upfront fee to license its HIV integrase inhibitor program that the Company recorded in the third quarter of 2007, offset in part by (i) a $0.9 million increase in direct costs associated with the clinical development of FV-100, (ii) a $0.4 million increase in sponsored research and preclinical expenses associated with the Company’s HCV and HIV development programs, and (iii) a $0.1 million increase in various other expenses in 2008.

General and administrative expense decreased to $1.5 million in the third quarter of 2008 from $1.6 million in the third quarter of 2007. The decrease of $0.1 million was primarily the result of a $0.3 million reduction in salaries, benefits and share-based compensation due to fewer personnel and a $0.1 million decrease in professional fees, offset in part by a $0.3 million loss on rent accrual associated with the subleasing of a portion of the Company’s office facilities.

The Company recorded total share-based compensation expense of $0.4 million, or $0.01 per share, in the third quarter of 2008, of which $0.1 million was recorded as research and development expense and $0.3 million was recorded as general and administrative expense.

For the nine months ended September 30, 2008, net loss was $9.6 million, as compared to $37.9 million for the same period in 2007. Basic and diluted net loss per share for the nine months ended September 30, 2008 was $0.22 as compared to $1.22 for the same period of 2007. The significant decrease in net loss for the nine months ended September 30, 2008 was largely due to the same factors as described above and a $1.4 million reduction in research and development expense recorded in the second quarter of 2008 associated with the settlement of litigation related to a production and supply agreement, offset in part by a $1.9 million decrease in other income as a result of a gain recorded on the sale of excess raw materials in 2007 that did not recur in 2008.
Recent Corporate Developments

FV-100 – The FDA has allowed the Company to expand its Phase I program to include two additional cohorts, each consisting of 12 healthy volunteers 65 years of age and older. One cohort will consist of ten subjects that will receive a single administration of 400 mg FV-100, and two that will receive a single administration of placebo. In the second cohort, ten subjects will receive a 400 mg administration of FV-100 for seven consecutive days and two will receive a single administration of placebo for seven consecutive days. The purpose of the additional cohorts is to compare the safety and pharmacokinetic results in older subjects to those of the Company’s Phase I single and multiple ascending dose trials, which are being conducted in subjects aged 18-55. The Company anticipates completing its Phase I program and initiating a Phase II clinical trial in shingles patients in the first quarter of 2009.

On October 26, 2008, the Company presented safety and pharmacokinetic data from its Phase I single ascending dose trial of FV-100 at the 46th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy and Infectious Diseases Society of America Meeting (ICAAC/IDSA) in Washington, DC. The data presented were from a study that assessed the pharmacokinetics (PK) and safety of single oral doses of FV-100 in 32 healthy subjects aged 18-55 years. The results indicated that:

•	All doses of FV-100 (100, 200, 400 and 800 mg) were generally well tolerated;

•	All doses of FV-100 produced plasma levels of the virally-active compound (CF-1743) that exceeded the EC50 (as measured in cell culture) for > 24 hours;

•	A high-fat meal prior to dosing significantly reduced the plasma concentration of CF-1743; however administration of FV-100 with a low fat meal did not affect the PK of CF-1743; and

•	Additional clinical studies were warranted to evaluate the PK safety of FV-100 following multiple doses.

NASDAQ Listing Transfer –On October 23, 2008, the Company reported that NASDAQ had suspended enforcement of its minimum bid price and market valuation requirement for all listed companies until January 19, 2009 and that based upon NASDAQ’s decision, the Company has until April 13, 2009 to regain compliance with NASDAQ’s minimum bid price requirement.

Settlement of Litigation with Nabi Pharmaceuticals – On August 1, 2008, the Company entered into a settlement agreement with Nabi Biopharmaceuticals (“Nabi”) in connection with a contractual dispute between the two companies arising from the Company’s termination of a production and supply agreement in 2006. The Company agreed to pay Nabi $2.2 million to settle all remaining claims. As of November 1, 2008, the Company has paid all amounts due to Nabi under this settlement agreement.

Conference Call and Webcast Information

Russell H. Plumb, president and chief executive officer of Inhibitex, and other members of management will review the Company’s third quarter 2008 operating results and financial position, as well as provide a general update on the Company via webcast and conference call today at 8:30 a.m. EST. To access the conference call, please dial 888-680-0865 (domestic) or 617-213-4853 (international) and reference the access code 20029125. A replay of the call will be available from 10:30 a.m. EST on November 7, until December 6, 2008 at midnight. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and reference the access code 70526387. A live audio webcast of the call and the archived webcast will be available under the News and Events category on the Inhibitex website at http://www.inhibitex.com.

About FV-100

FV-100 is a potent, fast-acting, orally available nucleoside analogue being developed to treat shingles (herpes zoster). Published in vitro studies have demonstrated that FV-100 is more potent against and can inhibit the replication of varicella zoster virus (VZV), the virus that causes chicken pox and shingles, substantially faster than other antiviral therapeutics currently approved for the treatment of shingles. Inhibitex believes these characteristics provide the potential for FV-100 to be a once or twice daily oral antiviral that can reduce the incidence and severity of shingles-related symptoms, including acute pain and PHN.
About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products to treat and prevent serious infectious diseases. In addition to FV-100, the Company’s development pipeline includes a series of HCV nucleoside polymerase inhibitors and HIV integrase inhibitors. Inhibitex has also licensed its proprietary MSCRAMM® protein technology to Wyeth for the development of staphylococcal vaccines and to 3M for the development of diagnostics.

For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than historical facts included in this press release, including statements regarding the expected timing and the anticipated completion of the Company’s ongoing Phase I safety and pharmacokinetics trials; the Company’s goal of advancing FV-100 into a robust Phase II proof of concept trial in the first quarter of 2009; the goal of identifying a lead candidate for its HCV nucleoside polymerase program around year end 2008; and the potential of FV-100 to be dosed once or twice daily. These intentions, expectations, or potential may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk that: the pharmacokinetic or safety results of preclinical and clinical studies of FV-100 do not confirm prior findings or fail to support its further development; the Company not being able to enroll patients in its clinical trials in a timely manner; the Company not obtaining regulatory approval to advance the development of FV-100; either the Company, the FDA or an investigational review board suspending or terminating the clinical development of FV-100 for safety or other reasons; the results of ongoing lead optimization activities and future preclinical studies not supporting the selection of a lead clinical candidate for the Company’s HCV program in the anticipated time horizons, if at all; obtaining, maintaining and protecting the intellectual property incorporated into and supporting its product candidates; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, or SEC, on March 14, 2008 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, as filed with the SEC on May 9, 2008 and August 12, 2008, respectively. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.
Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Contact:
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

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INHIBITEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$11,766,307	$14,178,143
Short-term investments	25,011,452	36,088,309
Prepaid expenses and other current assets	713,739	1,058,426
Accounts receivable	192,659	44,988

Total current assets	37,684,157	51,369,866
Property and equipment, net	2,285,344	2,564,345
Other long-term assets.............................................................	7,969	—

Total assets	$39,977,470	$53,934,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$915,362	$1,160,351
Accrued expenses	1,717,407	6,605,253
Current portion of notes payable	312,500	312,500
Current portion of capital lease obligations	314,946	698,151
Current portion of deferred revenue	566,667	441,667
Other current liabilities	210,932	154,824

Total current liabilities	4,037,814	9,372,746
Long-term liabilities:
Notes payable, net of current portion	468,750	703,125
Capital lease obligations, net of current portion	259,023	68,710
Deferred revenue, net of current portion	275,000	387,500
Other liabilities, net of current portion	1,347,429	1,202,328

Total long-term liabilities	2,350,202	2,361,663

Total liabilities	6,388,016	11,734,409
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at September 30, 2008 and December 31, 2007; none issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized at September 30, 2008 and December 31, 2007; 43,336,803 and 42,785,318 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	43,337	42,785
Common stock warrants	15,548,773	15,551,492
Accumulated other comprehensive (loss) income	(33,777)	106,480
Additional paid-in capital	241,778,300	240,634,018
Accumulated deficit	(223,747,179)	(214,134,973)

Total stockholders’ equity	33,589,454	42,199,802

Total liabilities and stockholders’ equity	$39,977,470	$53,934,211

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INHIBITEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue:
License fees and milestones.	$412,500	$412,500	$1,237,500	$1,237,500
Collaborative research and development	375,000	250,000	1,125,000	750,000
Grants and other revenue	—	—	—	28,500
Total revenue	787,500	662,500	2,362,500	2,016,000
Operating expense:
Research and development .	3,468,184	35,798,427	8,982,333	39,043,464
General and administrative .....	1,519,205	1,581,888	4,083,112	4,849,952
Total operating expense	4,987,389	37,380,315	13,065,445	43,893,416
Loss from operations	(4,199,889)	(36,717,815)	(10,702,945)	(41,877,416)
Other income (expense) , net	5,077	(31)	19,557	1,944,548
Interest income, net	239,280	645,085	1,071,182	1,997,990
Net loss ..............................	$(3,955,532)	$(36,072,761)	$(9,612,206)	$(37,934,878)
Basic and diluted net loss per Share	$(0.09)	$(1.12)	$(0.22)	$(1.22)

Weighted average shares used to compute basic and diluted net loss per share	43,273,487	32,170,657	42,992,372	31,168,994

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